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Exhibit 3.5(a)

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

        THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the "First Amendment") is entered into on this 29th day of October, 2001, by and among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), TCEP/LECG FUNDING CORPORATION, a Delaware corporation ("TCEP"), and the undersigned unitholders of the Company (the "Unitholders").

Recitals

        A.    The Company, TCEP and the Unitholders are parties to that certain Limited Liability Company Agreement dated as of September 29, 2000 (the "LLC Agreement") by and between the Company, TCEP, the Unitholders, and the unitholders identified therein.

        B.    The Company, TCEP and the Unitholders wish to amend the LLC Agreement in order to include a confidentiality obligation for all unitholders of the Company with respect to financial information provided by the Company from time to time and to clarify the calculation of the Class A Yield (as that term is defined in the LLC Agreement) (the "Proposed Amendments").

        C.    The consummation of the Proposed Amendments requires the written consent of the holders of the Required Interest (as that term is defined in the LLC Agreement) pursuant to Section 15.2 of the Purchase Agreement. TCEP and the Unitholders have each agreed to provide their respective consent to the Proposed Amendments subject to the provisions of this First Amendment.

        D.    Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such terms in the LLC Agreement, as amended hereby.

Agreement

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.    Amendments to the LLC Agreement.

          (a)    Section 4.1(a).    The parties hereto acknowledge and agree that Section 4.1(a) is hereby restated in its entirety as follows (with the new text in bold type):

              (a)    Class A Preferred Yield.    So long as any Class A Preferred Units remain outstanding, the LLC shall distribute, at least annually and at any other time the LLC makes a Distribution under Section 4.1(b) or Section 4.1(e) to the Unitholders holding Class A Preferred Units, the Class A Unpaid Yield on such Class A Preferred Units, payable, at the option of the LLC, in cash or additional Class A Preferred Units (valued at the Stated Value). Annual Distributions under this Section 4.1(a) will be made effective as September 29 of each year and such Distributions will be made as if all Series A Preferred Units were outstanding effective as of September 29, 2000, regardless of the actual date of issuance. No Distribution or any portion thereof may be made pursuant to Section 4.1(b) below without the entire amount of the Class A Unpaid Yield on the outstanding Class A Preferred Units as of the time of such Distribution has been paid in full.

          (b)    Article VIII.    The parties hereto acknowledge and agree that a new Section 8.6 be inserted in Article VIII as follows:

              8.6    Confidentiality Obligation of Members.    From time to time, each Unitholder will receive from the Company, under this Article VIII and otherwise, confidential and proprietary information regarding the business and financial affairs of the Company and/or its Subsidiaries (the "Confidential Information"). Each Unitholder acknowledges and agrees that the Confidential Information is the property of the Company and is being furnished to each Unitholder solely for his or her own personal use. Until the conclusion of a Public Offering by the Company, a Unitholder may not disclose or permit to be disclosed to any Person (other than personal financial, tax, legal or investment advisors engaged by the Unitholder) or, directly or indirectly, permit the Confidential Information to be utilized by any Person (other than personal financial, tax, legal or investment advisors engaged by the Unitholder) for any reason whatsoever without the consent of the Board of Directors of the Company. Each Unitholder's obligation with respect to Confidential Information will continue unless, and only to the extent that, the Confidential Information becomes generally known to and available for use by the public other than as a direct result of a Unitholder's acts or failure to act. Each Unitholder must use his or her best efforts to prevent the inadvertent disclosure of the Confidential Information and/or other confidential or trade secret information of the Company to any Person (other than personal financial, tax, legal or investment advisors engaged by the Unitholder) by using the same care and discretion that he or she uses with personal information that he or she views as confidential or a trade secret. If a Unitholder is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person (other than personal financial, tax, legal or investment advisors engaged by the Unitholder), the Unitholder must immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Each Unitholder must cooperate fully with the Company in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Unitholder disclose Confidential Information, and if the Unitholder furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information is legally required, then the Unitholder may disclose such Confidential Information to the extent legally required; provided, however, that the Unitholder will use his or her reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed. The Unitholders agree that money damages would be an inadequate remedy for any breach of this Section 8.6. Therefore, in the event of a breach or threatened breach of this Section 8.6, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 8.6 (without posting a bond or other security).

          2.    Consent to Amendment.    In accordance with Section 15.2 of the LLC Agreement, TCEP and the Unitholders, who, collectively, hold a majority of the outstanding Common Units on the date hereof, hereby consent to this First Amendment. This First Amendment shall be effective upon execution by the Company and the minimum number of Unitholders holding a majority of the Common Units on the date hereof. Except as expressly amended hereby, the LLC Agreement remains in full force and effect.

          3.    Retroactive Effect.    This First Amendment is expressly made retroactive to September 29, 2000 and the LLC Agreement will be interpreted and construed as if the provisions of this First Amendment had been made a part thereof on such date.

          4.    Counterparts.    This First Amendment may be executed in two or more counterparts, and each such executed counterpart will be deemed to be an original instrument, but all such counterparts together will constitute one and the same instrument. This First Amendment may be executed by facsimile transmission.

          5.    Governing Law.    All questions concerning the construction, validity and interpretation of this First Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          6.    Successors and Assigns.    The provisions of this First Amendment shall be binding upon and inure to the benefit of the parties to the LLC Agreement and their respective successors and assigns.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC
By:	/s/ DAVID KAPLAN David Kaplan President
TCEP/LECG FUNDING CORPORATION
By:	/s/ WILLIAM W. LIEBECK William W. Liebeck President
UNITHOLDERS:
/s/ DAVID J. TEECE David J. Teece
/s/ DAVID KAPLAN David Kaplan

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  Exhibit 3.5(a)
FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
Recitals
Agreement
[Signature page follows]